Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
The Bon-Ton Stores, Inc.:
We consent to the use of our reports dated April 16, 2008, with respect to the consolidated balance sheets of The Bon-Ton Stores, Inc. and subsidiaries as of February 2, 2008 and February 3, 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended February 2, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of February 2, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated April 16, 2008 on the consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” effective January 29, 2006, Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective February 3, 2007, and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” effective February 4, 2007.

/s/ KPMG LLP
Philadelphia, Pennsylvania
December 31, 2008